================================================================================
                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549

                             --------------------





                                   FORM 8-K


                           Current Report Pursuant
                        to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



 Date of Report May 2, 1996 (Date of Earliest Event Reported April 22, 1996)



                         EL PASO NATURAL GAS COMPANY
            (Exact Name of Registrant as Specified in the Charter)


                    Incorporated in the State of Delaware
                (State or Other Jurisdiction of Incorporation)


        1-2700                                          74-0608280
(Commission File Number No.)                 (I.R.S. Employer Identification)


One Paul Kayser Center
100 North Stanton Street, El Paso, Texas                    79901
(Address of Principal Executive Offices)                  (Zip Code)


                                (915) 541-2600
              Registrant's Telephone Number, Including Area Code

================================================================================

Item 5.  Other Events

         On April 22, 1996, El Paso Natural Gas Company (the "Company"), now doing business as El Paso Energy Corporation, and Cornerstone Natural Gas, Inc. ("Cornerstone") entered into a definitive merger agreement which provides for the acquisition by the Company of all of the outstanding shares of Cornerstone common stock and the merger of Cornerstone with a subsidiary of El Paso Field Services Company, a subsidiary of the Company. Pursuant to the agreement, a cash tender offer of $6.00 per share for all outstanding shares of Cornerstone common stock will be made. The tender offer is conditioned upon, among other things, the acquisition of at least a majority of the shares of Cornerstone common stock on a fully diluted basis and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The agreement provides that shares of Cornerstone common stock not purchased in the tender offer will be acquired in the subsequent merger at the same price as that paid in the tender offer. The agreement also provides for specified fees and expenses to be paid to the Company under certain circumstances.

         The holders of over 50 percent of the fully diluted outstanding shares have granted to the Company options to purchase all shares of Cornerstone common stock and Cornerstone stock options and warrants held by them. The merger is expected to close in the second quarter of 1996. A copy of the press release further describing the transaction is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits

         Exhibits.

                99.  Press release dated April 22, 1996.

                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        El Paso Natural Gas Company
                                              (Registrant)




                                        By /s/ JEFFREY I. BEASON
                                          ------------------------------
                                                Jeffrey I. Beason
                                          Vice President, Controller and
                                             Chief Accounting Officer


Date:  May 2, 1996

                                EXHIBIT INDEX



Exhibit No.                                   Description
- -----------                                   -----------

   99                                   Press release dated April 22, 1996